Exhibit 10.41

PERFORMANCE SHARES AGREEMENT
PURSUANT TO THE
ROYAL CARIBBEAN CRUISES LTD. 2008 EQUITY INCENTIVE PLAN

Name of Grantee
Grant Date
Target Number of Performance Shares
Value of Each Performance Share on Date of Grant
Service Vesting Date
Performance Period

This Performance Shares Agreement (this “Agreement”) is dated as of ___________ and is entered into between Royal Caribbean Cruises Ltd. (the “Company”) and _______________, an Employee of the Company (the “Grantee”). Performance Shares consist of the right to receive shares of common stock, par value $.01 per share, of the Company (“Shares”) as set forth herein. This Agreement is made pursuant to the provisions of the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan, as amended and restated (the “Plan”) and consists of this document and the Plan. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan.

The Company and the Grantee hereby agree as follows:

Grant of Performance Shares
The Company hereby grants to the Grantee between 0% and ____% of the Target Number of Performance Shares. The exact number of Performance Shares (the “Actual Number of Performance Shares”) will be determined based on the Company’s [insert relevance performance metric(s)] in the Performance Period. Please refer to the performance matrix on Schedule A hereto which sets forth how the Actual Number of Performance Shares is calculated.

Vesting Date	Except as otherwise provided herein, the Performance Shares will vest on the Service Vesting Date, which is generally _____ years following the Grant Date.

Forfeiture; Early Vesting Events
Unless otherwise specified in this Agreement, the Performance Shares remain subject to forfeiture if Grantee has a Termination of Service prior to the Service Vesting Date.

A. Death or Disability Prior to End of Performance Period
If the Grantee has a Termination of Service by reason of his/her death or Disability:
• prior to the end of the Performance Period, the Grantee shall vest in a number of Performance Shares equal to the Target Number of Performance Shares; or

• after the end of the Performance Period, the Grantee shall vest in a number of Performance Shares equal to the Actual Number of Performance Shares.

B. Change in Control Event Prior to End of Performance Period
If (i) there is a Change in Control of the Company and (ii) within 18 months of such change, the Grantee has an Involuntary Termination of Service (a “Change in Control Vesting Event”):
• prior to the end of the Performance Period, the Grantee shall vest in a number of Performance Shares equal to the Estimated Number of Performance Shares; or

• after the end of the Performance Period, the Grantee shall vest in a number of Performance Shares equal to the Actual Number of Performance Shares.

C. Other Provisions

1. Definitions
For purposes of this Agreement, the following terms shall, when capitalized, have the following meanings:
“Estimated Number of Performance Shares” means, at any time prior to the end of the Performance Period, the Compensation Committee’s (the “Committee”) then best estimate of the Actual Number of Performance Shares.

 “Involuntary Termination of Service” means a Termination of Service by reason of action by the Company without Cause.

Dividends	Unless otherwise determined by the Committee, the Performance Shares include a right to dividend equivalents equal to the value of any dividends paid on the Actual Number of Performance Shares for which the dividend record date occurs between the Grant Date and the date the Actual Number of Performance Shares are settled. Subject to vesting, each dividend equivalent entitles a Grantee to receive the equivalent cash value of any such dividends paid on the number the Actual Number of Performance Shares that are outstanding during such period. Dividend equivalents will be accrued (without interest) and will be subject to the same conditions as the Performance Shares to which they are attributable, including, without limitation, the vesting conditions and the provisions governing the time and form of settlement of the Actual Number of Performance Shares.

Settlement of Performance Shares	This Agreement will be settled by the delivery to the Grantee of one Share for each Performance Share on the Vesting Date. Performance Shares that vest early upon, death, Disability, a Change in Control Vesting Event or an Involuntary Termination of Service will be settled by the delivery to the Grantee (or his estate) of one Share for each Performance Share within 60 days following the Termination of Service.
Restrictive Covenants
The Grantee acknowledges and recognizes that his or her services to be rendered to the Company and/or its Affiliates are of a special and unusual character that have a unique value to Company and the conduct of its business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Company of the services of the Grantee, and because of the confidential information to be obtained by or disclosed to the Grantee, and as a material inducement to Company providing this grant of Performance Shares to the Grantee, the Grantee agrees to the provisions of Schedule B attached hereto (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Grantee and the Company or any of its Affiliates, including but not limited to, any employment agreement between Grantee and the Company or any of its Affiliates.

Standard Terms and Conditions	Please refer to Schedule C, incorporated herein by reference, which sets forth standard terms and conditions applicable to the grant of Performance Shares.
Additional Terms for Participants in China
To the extent Grantee (i) is employed by the Company or one of its Affiliates in and (ii) is a citizen of the People’s Republic of China, the Performance Shares shall be subject to such additional or substitute terms as shall be set forth in Schedule D attached hereto.

By the signatures below, the Grantee and the authorized representative of the Company acknowledge agreement to this Performance Share Agreement as of the Grant Date specified above.

Royal Caribbean Cruises Ltd.             Grantee:

By: ___________________________         _____________________________________

SCHEDULE A

The Actual Number of Performance Shares to which the Grantee will be entitled hereunder will be calculated by the Committee based on the Company’s [insert relevant performance metric(s)] for the specified [insert performance period(s)]. As noted in this Agreement, special rules apply under certain circumstances, such as an Involuntary Termination of Service, death, disability and termination following a change-in-control.

[Insert relevant information regarding calculation of performance metric(s)].

The Committee may, in certain circumstances and in its sole discretion, make adjustments to [insert relevant performance metric(s)] for purposes of this Agreement for those unique or unusual events that are outside the bounds of management’s control in order to better reflect the Company’s core results, provide the intended benefit and to make the performance evaluation as relevant as possible. [Insert relevant adjustments]

The following tables shall apply for calculating this Award: [__]. The performance will be measured each year and combined at the end of [__] using the following: [__].

SCHEDULE B - RESTRICTIVE COVENANTS

Grantee hereby covenants and agrees that Grantee will not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent (other than as the holder of not more than five percent (5%) of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges), for the period set forth in Table B-1 below corresponding with Grantee’s position level as of the Grant Date (the “Restricted Period”):
(1)serve as or be a consultant to or employee, officer, agent, director or owner of another entity engaged in (or preparing to engage in) cruises, with a minimum fleet size of 500 berths (including ships under construction or publicly announced to be built), or cruise related businesses of any such entity;
(2)employ or seek to employ any person who is then employed or retained by the Company or its Affiliates (or who was so employed or retained at any time within the six (6) month period prior to the last day of Grantee’s employment with the Company); or
(3)solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Company or its Affiliates at any time during the Restricted Period, to discontinue or reduce or modify the extent of such relationship with the Company or any of its Affiliates.
The Restricted Period begins running immediately following the termination of Grantee’s employment under any circumstance and shall be tolled during any period that Grantee is in breach of any of the restrictive covenants in this Schedule B so that the Company is provided with the full benefit of the full Restricted Period. The restrictions in sub-section (1) above do not apply where prohibited by applicable law.
During Grantee’s employment and following the termination of Grantee’s employment for any reason, Grantee shall not, at any time, directly or indirectly, (i) make derogatory or disparaging statements about the Company or its Affiliates, or their officers, directors, board members, employees, agents, or assigns, (ii) publish, provide, or approve any unauthorized statements about or relating to the Company or its Affiliates or their officers, directors, board members, employees, agents, or assigns, or (iii) take any actions that might reasonably be considered to be detrimental to the Company or its Affiliates or their officers, directors, board members, employees, agents, or assigns.
Employee has carefully read and considered the provisions of this Agreement and agrees that the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders, and other employees and for the protection of the business of Company. Grantee acknowledges that he or she is qualified to engage in businesses other than that described in the first paragraph of this Schedule B. It is the belief of the parties, therefore, that the best protection that can be given to Company that does not in any way infringe upon the rights of Grantee to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial harm which would result from a breach by Grantee of this Schedule B, the parties agree that the restrictions contained herein shall be enforced to the maximum extent permitted by law. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.
[Table B-1 – Restricted Periods]

SCHEDULE C

STANDARD TERMS AND CONDITIONS

The following terms and conditions apply to the grant of Performance Shares under this Agreement.

Application of Plan; Administration. This Agreement and the Grantee’s rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt. It is expressly understood that the Committee that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee to the extent permitted by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

Rights as Shareholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a shareholder of the Company in respect of any Performance Shares (whether vested or unvested) or underlying Shares unless and until such Performance Shares vest and the corresponding Shares are issued. After such issuance, the Grantee shall have the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any. In certain circumstances, the underlying Shares may be subject to restrictions on transferability.

Status as a Creditor. Unless and until Performance Shares have vested, the Grantee will have no settlement right with respect to any Performance Shares. Prior to settlement of any vested Performance Shares, the vested Performance Shares will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Grantee is an unsecured general creditor of the Company, and settlement of Performance Shares is subject to the claims of the Company’s creditors.

Recovery of Erroneously Awarded Compensation. In the event:
•required under regulations adopted under the Dodd Frank Wall Street Reform and Consumer Protection Act;
•the Company’s financial statements covering the Performance Period are restated due to material non-compliance with financial reporting requirements within two years of the end of the Performance Period; or
•the Committee determines, in consultation with the Company’s Audit Committee, that there is a high likelihood that an out-of-period adjustment to the Company’s financial statements covering the Performance Period would be deemed to be material because there is alleged misconduct of one or more participants hereunder associated with the adjustment and, absent the adjustment, the benefits payable hereunder to such participant(s) would be materially greater, the Committee may require the Grantee to forfeit and/or repay an amount equal to the difference between the amount actually awarded pursuant to this Agreement based on the erroneous financial data and the amount of compensation that should have been awarded to the Grantee pursuant to the this Agreement under the accounting restatement or the adjusted financial statements, as applicable, as determined by the Committee in its sole discretion taking into account those factors the Committee determines necessary or appropriate.

Transferability. The Performance Shares are not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of the Grantee’s Performance Shares made, or any attachment, execution, garnishment, or lien issued against or placed upon the Performance Shares, other than as so permitted, shall be void.

Governing Law. To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

Fractional Shares. Fractional Shares will not be issued upon the vesting of Performance Shares. In the event that a fractional Share is owed to the Grantee, instead of paying such fractional Share, the Company shall round up the Shares that are payable to the Grantee to the nearest whole number.

Tax Liability and Withholding. The Company or one of its Affiliates shall assess and withhold any federal, state or local income taxes, social security taxes, or other employment withholding taxes that may arise or be applicable in connection with the Grantee’s participation in the Plan, including, without limitation, any tax liability associated with the grant or vesting of the Performance Shares or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s or the Affiliate’s actions in this regard, the Grantee hereby acknowledges and agrees that the Tax Liability shall be the Grantee’s sole responsibility and liability.

The Grantee acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Company, withholding obligations shall be satisfied by having the Company or one if its Affiliates withhold all or a portion of any Shares that otherwise would be issued to the Grantee upon settlement of the vested Performance Shares; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Company or one if its Affiliates may also satisfy the Tax Liability by deduction from the Grantee’s wages or other cash compensation paid to the Grantee by the Company or the Affiliate. If the Company or an Affiliate does not elect to have withholding obligations satisfied by either withholding Shares or by deduction from the Grantee's wages or other compensation paid to the Grantee by the Company or the Affiliate, the Grantee agrees to pay the Company or the Affiliate the amount of the Tax Liability in cash (or by check) as directed by the Company or the Affiliate.

No Right to Continued Employment. This Agreement shall not confer upon the Grantee any right to continue employment with the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or Affiliate’s right to terminate such employment at any time.

Changes in Stock. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s common stock shall be increased, reduced or otherwise changed, the Performance Shares shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Grantee hereunder.

Participation in Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Amendments to the Plan. Subject to the terms of the Plan, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent.

Compliance with Laws. This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.

Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

SCHEDULE D - ADDITIONAL TERMS AND CONDITIONS

This Schedule D includes special terms and conditions applicable to Participants who are employed in and a citizen of the People’s Republic of China. These terms and conditions are in addition to or substitute for, as applicable, those set forth in the Agreement. Any capitalized term used in this Schedule D without definition shall have the meaning ascribed to such term in the Agreement.
Mandatory Sale Restriction
The Grantee acknowledges and agrees that, due to regulatory requirements in China, the Grantee shall be required to sell any Shares acquired under this Agreement and then owned by the Grantee within 90 days following the date the Grantee has a Termination of Service (the “Sale Cut-off Date”). In this regard, to the extent that any Shares issued hereunder remain in the Grantee’s brokerage account established by the Company with E*TRADE Financial Services Inc. or any successor designated broker utilized by the Company from time to time (the “Designated Broker”) as of the Sale Cut-Off Date, the Grantee authorizes the Company to instruct the Designated Broker to sell such Shares on the Sale Cut-Off Date or as soon as administratively feasible thereafter. The Grantee acknowledges that neither the Company nor its Designated Broker is obligated to arrange for the sale of the Shares at any particular price, that the Shares may be sold as part of a block trade with other Participants in which all Participants receive an average price and that, upon the sale of the Shares, the proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy any applicable taxes or other tax-related items, will be remitted to the Grantee in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions
The Grantee understands and agrees that, pursuant to local exchange control requirements, the Grantee (i) is not permitted to transfer any Shares acquired under this Agreement out of the account established by the Grantee with the Designated Broker and (ii) will be required to repatriate all cash proceeds resulting from the Grantee’s participation in the Plan, including cash dividends paid by the Company on Shares acquired under this Agreement and/or the sale of such Shares (together, the “cash proceeds”). The Grantee further understands that, under local law, such repatriation may need to be effectuated through a special exchange control account established by the Company or one of its subsidiaries and the Grantee hereby consents and agrees that all cash proceeds may be transferred to such special account prior to being delivered to the Grantee and that any interest earned on the cash proceeds prior to distribution to the Grantee will be retained by the Company to partially offset the cost of administering the Plan. The Grantee understands that the cash proceeds may be paid to the Grantee from this special account in U.S. dollars or in local currency, at the Company’s discretion. If the cash proceeds are paid in U.S. dollars, the Grantee understands that he or she will be required to establish a U.S. dollar bank account in China so that the cash proceeds may be deposited into this account. If the cash proceeds are converted to local currency, the Grantee acknowledges that the Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the cash proceeds to local currency due to exchange control restrictions in China. The Grantee agrees to bear the risk of any exchange conversion rate fluctuation between the date the cash dividend is paid and/or the Shares are sold, as applicable, and the date of conversion of the cash proceeds to local currency. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.